Consent of Independent Auditors


Board of Directors
Global Med Technologies, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-28155, No. 333-39193, No. 333-45031 and No. 333-69851) on Form S-8 of Global
Med Technologies, Inc. of our report dated April 9, 1999, relating to the balance sheet of Global Med Technologies, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Global Med Technologies, Inc.


                                    KPMG LLP




Denver, Colorado
April 14, 1999